Exhibit 99.1

FOR IMMEDIATE RELEASE

BOB TROGELE NAMED CHIEF OPERATING OFFICER AND EXECUTIVE VICE PRESIDENT OF AMVAC CHEMICAL CORPORATION

Newport Beach, CA – January 5, 2015 – American Vanguard Corporation (NYSE:AVD) today announced that Ulrich (Bob) Trogele, PhD, has been named Chief Operating Officer and Executive Vice President of its principal operating subsidiary, AMVAC Chemical Corporation, effective immediately. In this position, Dr. Trogele will focus on growing the business across multiple product lines and geographies, achieving greater profitability and establishing a pipeline of future opportunities through innovation and strategic relationships. As COO, he will oversee sales, marketing, and business development on a global basis.

Over the past 28 years, Bob Trogele has worked in positions of increasing responsibility within the agribusiness sectors of agrichemicals, biotechnology and plant nutrition, culminating with ten years at FMC Corporation, where he served most recently as President – Asia Pacific across 20+ countries and, for several years prior, as North American Area Director of their agricultural solutions business. Bob Trogele has a track record of exceeding expectations with customers wherever he works, by increasing revenue and profitability through acquiring and licensing multiple technologies, launching innovations and expanding sales into new territories.

Eric Wintemute, Chairman and CEO of American Vanguard, commented, “Time and again, Bob has taken the reins of a business and spurred unprecedented growth and profitability in a short time. His drive to succeed, keen marketing sense and ability to think creatively have proven to be a recipe for success in virtually every business he has led. As a complement to his considerable experience, he has built an extensive network of relationships with customers and industry peers throughout the globe, particularly in North America and Europe and also in Asia where he lived and worked most recently. We look forward to having Bob join the team and to help write the next chapter of American Vanguard.”

Prior to his business career, Bob Trogele was an elite athlete; he was a four-year starter and captain on the Wichita State basketball team, and a professional basketball player representing the German national team as a two-time Olympian, in the course of which he attained both an MBA and PhD from the University of Goettingen. He is fluent in both German and French; and since 1997 has served as a professor of international business at the Berlin University, Germany, School of Economics and Law, where he teaches Global Business & Management to international MBA students from Asia, Europe, Middle East, North and Latin America.

Mr. Trogele commented, “I am excited to work with experienced industry leader and CEO Eric Wintemute, the highly respected board of directors of American Vanguard and its talented leadership team in continuing to build and grow the foundation of the Company, driving value creation for all stakeholders, customers, employees and community through technology, alliances and market access expansion.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		Lena Cati (212) 836-9611
(949) 260-1200		Lcati@equityny.com
williamk@amvac-chemical.com		www.theequitygroup.com